SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        COMMISSION FILE NUMBER: 033-98434

                        SINCLAIR COMMUNICATIONS II, INC.
                (Successor to Sullivan Broadcast Holdings, Inc.)
                           (Exact name of registrant)

                              2000 WEST 41ST STREET
                               BALTIMORE, MD 21211
                                 (410) 467-5005

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     13 1/4% SENIOR ACCRUAL DEBENTURES OF SULLIVAN BROADCAST HOLDINGS, INC.
            (Title of each class of securities covered by this Form)

                                      NONE

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to Terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii)   [ ]
             Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)    [ ]
             Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)   [ ]
             Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6             [ ]
             Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Sinclair Communications II, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                Sinclair Communications II, Inc.
                                (Successor to Sullivan Broadcast Company, Inc.)



                                By:  /s/ DAVID B. AMY
                                   --------------------------------------
                                   David B. Amy
                                   Secretary

Date:  September 17, 1998

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